Exhibit 1

                                  PERDIGAO S.A.
                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS'
         JUSTIFIED PROPOSAL FOR THE ORDINARY AND EXTRAORDINARY GENERAL
                 SHAREHOLDERS' MEETING TO BE HELD ON 04.06.2004


Dear Shareholders,

The Company's Board of Directors, in accordance with the statutory provisions and those contained in the by-laws, herein presents to the Shareholders the following proposal:

1. To approve the destination of Net Income for the 2004 Fiscal Year as follows:

Fiscal Year Net Income to be destined.........................R$  128,663,065.16
                                                                  ==============
Legal Reserve.................................................R$    6,433,153.26
Dividends: calculated based on interest over
  company capital.............................................R$   36,000,000.00
Reserve for capital increase..................................R$   25,732,613.03
Reserve for expansion. .......................................R$   60,497,298.87
                                                                  --------------
Total ........................................................R$  128,663,065.16
                                                                  ==============

2. To confirm the deliberations of the Board of Directors "ad referendum" to the Shareholders' Meeting held on 12.15.2003, in respect to the distribution of interest over company capital to shareholders, in the amount of R$ 36,000,000.00, (R$ 0.80883 gross per share), corresponding to 29.5% of the net income adjusted pursuant to Article 202 of Law 6,404/76, in accordance to mandatory minimum dividend.

3. To approve the Management compensation for the current year, in the global and monthly amount of up to R$ 160,000.00. To further approve an extra compensation for the month of December/2004, in the amount corresponding to one monthly fee.

This is the proposal which we are honored to submit to the shareholder's analysis and further approval.



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                         Sao Paulo(SP), March 02, 2004.


                               EGGON JOAO DA SILVA

                             ADESIO DE ALMEIDA LIMA

                               JAIME HUGO PATALANO

                          LUIS CARLOS FERNANDES AFONSO

                          WILSON CARLOS DUARTE DELFINO

                           FRANCISCO DE OLIVEIRA FILHO

                          FRANCISCO FERREIRA ALEXANDRE